Exhibit 4(b).1

FORM OF DEED OF INDEMNITY – DIRECTORS/OFFICERS

THIS DEED is made and entered into on                      by and between CDC Corporation, an exempted company with limited liability under the laws of the Cayman Islands (the “Corporation”), and                      (the “Indemnitee”).

WHEREAS, the Corporation acknowledges that it needs to retain and attract capable persons to be directors and/or officers of the Corporation and/or its Subsidiaries;

WHEREAS, the increase in corporate litigation subjects directors and officers of the Corporation and/or its Subsidiaries to litigation risks;

WHEREAS, it is now the policy of the Corporation to indemnify persons serving as its, or any Subsidiaries’ directors and/or officers;

WHEREAS, the Indemnitee does not regard the protection available under the Corporation’s and/or any of its Subsidiaries’ Certificate of Incorporation, By-laws, memorandum & articles of association and insurance as adequate in the present circumstances, and may not be willing to serve as a director and/or officer of the Corporation and/or its Subsidiaries without this indemnification, and the Corporation desires the Indemnitee to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and Indemnitee hereby agree as follows:

1. Service as Director/Officer. The Indemnitee agrees to serve or continue to serve as a director and/or officer of the Corporation, its Subsidiaries and/or the Designated Entities for so long as he is duly elected or appointed to that particular directorship or office or until such time as he tenders his resignation from a particular directorship or office in writing.

2. Definitions/Interpretation. For purposes of this Deed:

(a) The masculine terms include the feminine, the singular terms include the plural and the plural terms include the singular.

(b) The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation, any of its Subsidiaries, any Designated Entity or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party, a witness or otherwise, by reason of the fact that he is or was a director, officer and/or employee of the Corporation, its Subsidiaries, and/or any Designated Entities as a result of any action or inaction on his part while acting in his capacity as such a director, officer and/or employee whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Deed.

(c) The term “Expenses” shall include, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of the Indemnitee, attorneys' fees and disbursements, any judgments, fines, liabilities and penalties and any expenses of establishing a right to indemnification under Section 3 of this Deed.

(d) The term “Designated Entity” shall mean a company, partnership, joint venture, trust or other similar enterprise associated with, or related to, the Corporation and “Designated Entities” shall have a corresponding meaning.

(e) The term “Subsidiary” shall mean any subsidiary company, whether directly or indirectly held, and whether minority or majority owned, by the Corporation and “Subsidiaries” shall have a corresponding meaning.

3. Indemnity in Proceedings by Third-Party and/or the Corporation. From the date that the Indemnitee was first employed by, or served as a director of, the Corporation, a Subsidiary or Designated Entity (as the case may be), the Corporation shall indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to any Proceeding brought either by any third party or by or in the right of the Corporation, any Subsidiary and/or any Designated Entity by reason of the fact that the Indemnitee is or was a director, officer and/or employee of the Corporation, any Subsidiary and/or Designated Entity, or acts in the best interests of the Corporation notwithstanding the fact that such interests shall conflict or be adverse to that of any Subsidiary or Designated Entity, against all Expenses reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding PROVIDED THAT:

(a) the provisions of Section 11(b) hereof have not been triggered;

(b) the matter does not involve gross negligence, fraud, gross dishonesty or willful default on the part of the Indemnitee;

(c) the matter does not involve a personal guarantee (other than a warranty of authority) given by the Indemnitee;

(d) the matter does not involve a transaction or arrangement with the Corporation, any Subsidiary or Designated Entity in which the Indemnitee is involved or has an interest (other than an involvement or interest of which the Corporation or any applicable Subsidiary or Designated Entity has been properly notified, authorized or which relates solely to the Indemnitee acting as the legal representative of such entity);

(e) the matter does not involve the Indemnitee gaining or attempting to gain a profit, advantage or remuneration to which the Indemnitee is not legally entitled;

(f) the matter does not involve bodily injury to or death of a person, or damage to or destruction of property, or invasion of privacy, mental anguish or emotional distress of a person;

(g) no payment has been made to the Indemnitee under a valid, enforceable, and collectible insurance policy;

(h) Indemnitee is not indemnified other than pursuant to this agreement;

(i) the matter was not initiated by the Indemnitee against the Corporation, any director or officer of the Corporation or any other party unless (i) the Board of Directors of the Corporation authorized the Proceeding prior to its initiation or (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law; or

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(j) the Corporation is not prohibited by applicable law or the public policy of the Cayman Islands from indemnifying the Indemnitee.

SUBJECT ALWAYS TO THE FACT that the Indemnitee will be indemnified against all Expenses reasonably incurred under this Section 3 if he is a party to or threatened to be made a party to any Proceeding brought by reason of the fact that he is or was a director, officer and/or employee of the Corporation, any Subsidiary and/or any Designated Entity and he was acting under instructions from, or at the request of, any validly delegated authority of the Corporation, including but without limitation the Chief Executive Officer of the Corporation or the Executive Chairman of the Corporation.

4. Advances of Expenses. Expenses incurred by the Indemnitee in connection with any Proceeding shall, at the option of the Indemnitee, be immediately paid (whether in whole in or part) by the Corporation in advance of the final disposition thereof upon the written request of the Indemnitee, PROVIDED THAT the Indemnitee shall undertake to repay such amount if and to the extent it is ultimately determined that the Indemnitee is not entitled to indemnification.

5. Procedure Upon Application.

(a) Any payment under Section 3 hereof shall be made no later than 30 days after receipt by the Corporation of a written request therefor from the Indemnitee, unless a determination is made within that 30-day period by an independent legal counsel (selected in accordance with Section 5(b) below) in a written advice, that the Indemnitee has not met the applicable standard for indemnification set forth in Section 3 hereof.

(b) The selection of independent counsel referred to in Section 5(a) shall be made by agreement between the Indemnitee and the Corporation acting reasonably. If the Corporation and the Indemnitee are unable to agree on the selection of such independent counsel, such counsel shall be selected by the Indemnitee from one of the largest five law firms (by either the total number of lawyers or total number of lawyers in the relevant area of expertise (e.g. corporate/ commercial)) in the relevant jurisdiction as determined by the law licensing authority in the relevant jurisdiction (e.g. in Hong Kong this would be the Law Society of Hong Kong) provided always that the independent counsel:

(i) shall not work for a firm which has performed services for either the Corporation or the Indemnitee during the preceding five years; and

(ii) shall have more than 10 years experience in the area of corporate/commercial law.

In the event that it is not possible to obtain a counsel from one of the largest five law firms in accordance with Section 5(b), the Indemnitee shall work down the list of largest law firms as determined by the law licensing authority in the relevant jurisdiction until an appropriate counsel who complies with Sections 5 (b)(i) and (ii) accepts instructions.

(c) Such independent counsel shall render its written advice to both the Corporation and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under Section 3 hereof. The Indemnitee and the Corporation will act in good faith and use their best efforts to accomplish the selection of such independent counsel promptly enough to permit such independent counsel to make its determination within the 30-day period referred to in Section 5(a) hereof.

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(d) The Corporation agrees to pay the reasonable fees of such independent counsel and to indemnify such counsel and the Indemnitee fully against any and all of its expenses arising out of or relating to its engagement pursuant to this Deed, provided however, that such fees and expenses shall be wholly reimbursable by the Indemnitee back to the Corporation if the Independent Counsel is of the opinion that the Indemnitee has not met the applicable standard for indemnification under Section 3 hereof.

6. Not Exclusive Indemnification. The indemnification provided by this Deed shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any other agreement with the Corporation or any Subsidiary, the Corporation’s or any Subsidiary’s Certificate of Incorporation, By-laws, memorandum or articles of association, or the law of any relevant jurisdiction or otherwise.

7. Partial Indemnification.

(a) Where the Indemnitee is indemnified by the Corporation under Section 3 hereof (the “Indemnity”) in relation to any matter in which the Indemnitee has a right of recovery against, or an indemnity from, a person other than the Corporation, whether under a provision of applicable law, insurance policy or otherwise (“Third Party Indemnities”):

(i) to the extent allowed by law and any relevant contracts, the Indemnitee shall use his endeavors to procure the assignment of any such Third Party Indemnities to the Corporation;

(ii) where any amount in relation to the Indemnity is recovered by the Indemnitee through any Third Party Indemnities (the “Recovered Amount”), he shall as soon as practicable return the Recovered Amount to the Corporation; and

(iii) if any amount is recovered by the Indemnitee through any Third Party Indemnity and the Indemnitee is entitled to indemnification by the Corporation under Section 3 hereof but the Recovered Amount is not sufficient to pay the Expenses, the Corporation shall indemnify the Indemnitee for the portion of the Expenses not otherwise covered by the Recovered Amount in such Proceeding.

(b) If the Indemnitee is entitled to indemnification by the Corporation under Section 3 hereof for some or a portion of the Expenses but not, however, for the total amount of the Expenses, the Corporation shall indemnify the Indemnitee for the portion of such Expenses as to which the Indemnitee is so entitled to indemnification.

8. Duty to Mitigate. In so granting indemnification to the Indemnitee, the Indemnitee shall take any action and institute any proceeding, and give any information and assistance, as the Corporation may reasonably request to:

(a) dispute, resist, appeal, compromise, defend, remedy or mitigate the Proceeding;

(b) enforce against a person (other than the Corporation, any Subsidiary or Designated Entity) the Indemnitee’s rights in relation to the matter; and

(c) in connection with Proceedings covered or partly covered by this Deed (other than Proceedings instigated by or on behalf of the Corporation, any Subsidiary or Designated Entity) use advisers nominated by the Corporation and, if the Corporation requests, allow the

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Corporation the exclusive conduct of the Proceedings. If the Indemnitee fails to provide notice to the Corporation pursuant Section 12 hereof, the Corporation shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial action if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense, conduct or settlement of such action.

9. Settlement. Neither party to this Agreement shall settle any Proceeding in any manner that would impose damage, loss, penalty or limitation on the Indemnitee without the other party’s written consent. Neither the Corporation nor the Indemnitee shall unreasonably withhold its consent to any proposed settlement.

10. Severance/Invalid Clause. If this Deed or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify the Indemnitee as to Expenses with respect to any Proceeding to the full extent permitted by any applicable portion of this Deed that shall not have been invalidated or by any applicable law.

11. Termination.

(a) Subject to Section 11(b) hereof, this Deed shall continue in full force and effect for a period of seven years from the date that the Indemnitee leaves his last remaining post as a director, officer or employee of the Corporation, any Subsidiary or Designated Entity (whether by reason of resignation, redundancy or termination) (the “Post Termination Period”) PROVIDED THAT no Proceedings have been brought in accordance with Section 3 hereof within the Post Termination Period, in which case, this Deed shall continue in full force and effect until all such Proceedings are finally resolved.

(b) This Deed shall terminate immediately upon the effective date of termination of the Indemnitee from his employment with the Corporation, any Subsidiary, or any Designated Entity (as the case may be) if such termination is for cause as set forth below in Section 11(b)(i) through 11(b)(ii) and as interpreted under the employment laws of the applicable jurisdiction:

(i)

Commission of any act involving moral turpitude which is punishable by a criminal statute of any applicable jurisdiction (except where such act was explicitly authorized or ordered by the Corporation); or

(ii)	A gross violation of professional ethics.

12. Notice. The Indemnitee shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought hereunder (the “Claim”). Notice to the Corporation shall be directed to the Legal Department, CDC Software Corporation, 2002 Summit Boulevard, Suite 700, Atlanta, GA 30319 Attention: General Counsel.

Notice to the Indemnitee shall be directed to:

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Any change of address to be given hereunder shall be by registered mail and shall be effective within fourteen (14) days of sending the same.

13. Amendment. This Deed may not be amended, except by an instrument in writing signed by both of the parties hereto.

14. Applicable Law. This Deed shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. The right to indemnification and advances as provided by this Deed shall be enforceable by the Indemnitee in an action in any court of competent jurisdiction. In such an action, the burden of proving that indemnification is not required hereunder shall be on the Corporation.

15. Successors and Assigns. This Deed shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and the Indemnitee and his heirs and personal representatives.

16. Counterparts. This Deed may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Deed.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the common seals of the parties hereto have hereunto been affixed the day and year first above written

SIGNED, SEALED and DELIVERED by
CDC CORPORATION

Signature
Name:
Title:

Signature
Name:
Title:

SIGNED, SEALED and DELIVERED by

Name:
Print Name:

Witness

[SIGNATURE PAGE TO DEED OF INDEMNITY]

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